Exhibit 99.1

Press Release

Investors:	Media:
Nancy Murphy	Michelle Kersch
(904) 854-8640; nancy.murphy@lpsvcs.com	(904) 854-5043; michelle.kersch@lpsvcs.com

Lender Processing Services Reports Third Quarter 2013 Earnings

Adjusted EPS of $0.51

JACKSONVILLE, Fla. – October 22, 2013 – Lender Processing Services, Inc. (NYSE:LPS), a leading provider of integrated technology, data and services to the mortgage and real estate industries, today announced third quarter 2013 GAAP net earnings of $35.5 million, or $0.41 per diluted share, compared to $58.3 million, or $0.69 per diluted share, in the prior year quarter.

Third Quarter Highlights

•	GAAP EPS of $0.41 reflects a charge totaling $0.09 per diluted share for severance costs, merger related costs, and legal and regulatory contingencies

•	Adjusted EPS of $0.51, excluding charge and reflecting add-back for purchase accounting amortization

•	Adjusted EBITDA margin of 24%

•	Adjusted free cash flow of $56 million, or $0.65 per diluted share

“LPS continues to successfully execute our technology-driven strategy recently signing a five year commitment with a major mortgage servicer to convert a minimum of 500,000 loans to the MSP servicing system. In addition, we are beginning to benefit from investments in our origination technology platforms as we recently signed a top ten mortgage lender,” said Hugh Harris, president and chief executive officer of LPS. “Our unique combination of scale, expertise and innovation continues to define LPS as a leader in technology-driven solutions for the evolving mortgage industry.”

“We also continue to adjust to changing market dynamics including lower mortgage refinance volumes, declining foreclosure activity, and the cost of implementing new mortgage industry regulations,” added Harris.

Chief Financial Officer Tom Schilling commented, “LPS delivered solid third quarter adjusted earnings of $44 million or $0.51 per share and strong adjusted free cash flow of $56 million, while continuing to invest in our core technology and data platforms. We are rigorously managing expenses to mitigate the impact of the sharp decline in Origination and Default Services transaction volumes as we have in prior market cycles.”

Third quarter 2013 revenue was $419.0 million, a decrease of 15.8% from $497.5 million in the prior year quarter primarily due to lower contributions from Origination and Default Services. Third quarter 2013 GAAP operating income was $63.4 million, a decrease of 43.3% from $111.9 million in the prior year quarter. Adjusted operating income was $76.2 million, a decrease of 31.9% from the prior year quarter, primarily due to a decline in contributions from Origination and Default Services. During the third quarter, the Company lowered its effective tax rate to reflect the realization of various tax planning initiatives. Third quarter 2013 adjusted net earnings were $44.0 million, or $0.51 per diluted share, compared to $60.0 million, or $0.71 per diluted share in the prior year quarter.

Adjusted results from continuing operations in the third quarter 2013 exclude a pre-tax charge of $12.8 million, or $0.09 per diluted share after-tax, including $0.06 per share for severance costs, $0.02 for estimated legal and regulatory contingencies, and $0.01 for costs related to the pending merger with Fidelity National Financial, Inc.

Net cash provided by operating activities for the third quarter of 2013 was $101.1 million, while adjusted free cash flow was $56.0 million, a decrease from $69.2 million in the prior year period primarily due to lower earnings. Adjusted free cash flow is defined as net cash provided by operating activities minus certain non-recurring expenses and additions to property, equipment and computer software.

The company ended the third quarter 2013 with cash of $203.2 million and credit facility availability of $398.1 million. The legal and regulatory accrual was $86.6 million at the end of the third quarter 2013.

Technology, Data and Analytics (TD&A)

Revenue for the third quarter 2013 was $183.4 million, a decrease of 3.0% from $189.0 million in the prior year quarter. Revenue from Servicing Technology increased 1.8% from the prior year quarter due to higher loan counts and professional services and decreased 3.1% sequentially primarily due to lower transactional usage volume on the platform. Origination Technology revenue decreased 8.3% from the prior year quarter due to lower refinance transaction volume on the Loan Quality Gateway platform. Default Technology revenue decreased 14.5% from the prior year quarter due to lower foreclosure referral volumes. Data and Analytics revenue decreased 1.4% primarily due to lower transactional volumes. Adjusted operating income was $49.4 million, a 15.2% decrease from $58.3 million in the prior year quarter primarily due to lower revenue and increased operating expenses driven by continued investment in technology and data platforms.

Transaction Services

Revenue for the third quarter 2013 was $235.5 million, a decrease of 23.6% from $308.5 million in the prior year period. Origination Services revenue was $120.9 million, a decrease of 21.5% from the prior year period due to a decline in mortgage refinance volumes resulting in lower title, escrow and appraisal revenue. Default Services revenue was $114.6 million, a decrease of 25.8% from the prior year period due to lower foreclosure activity, which reflects the decline in seriously delinquent mortgages as the U.S. economy and housing market strengthened, as well as from strategic actions to align risk and return resulting in the non-renewal of certain contracts. Adjusted operating income was $37.1 million, a decrease of 43.6% from $65.7 million in the prior year period due to lower revenue.

Corporate and Other

Adjusted net corporate expenses in the third quarter 2013 were $10.3 million, a decrease of 14.9% from $12.1 million in the prior year period.

Merger Agreement

On May 28, 2013, LPS and Fidelity National Financial, Inc. (NYSE: FNF) executed an Agreement and Plan of Merger pursuant to which LPS would be acquired by FNF. The agreement was approved by the Board of Directors and is subject to customary closing conditions. Those conditions include the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the approval of LPS and FNF stockholders and approvals from applicable federal and state regulators.

Conference Call

Due to the pending acquisition by Fidelity National Financial, Inc., LPS will not host a conference call.

About Lender Processing Services

LPS (NYSE: LPS) delivers comprehensive technology solutions and services, as well as powerful data and analytics, to the nation’s top mortgage lenders, servicers and investors. As a proven and trusted partner with deep client relationships, LPS offers the only end-to-end suite of solutions that provides major U.S. banks and many federal government agencies the technology and data needed to support mortgage lending and servicing operations, meet unique regulatory and compliance requirements and mitigate risk.

These integrated solutions support origination, servicing, portfolio retention and default servicing. LPS’ servicing solutions include MSP, the industry’s leading loan-servicing platform, which is used to service approximately 50 percent of all U.S. mortgages by dollar volume. The company also provides proprietary data and analytics for the mortgage, real estate and capital markets industries. Lender Processing Services is a Fortune 1000 company headquartered in Jacksonville, Fla. For more information, please visit www.lpsvcs.com.

Use of Non-GAAP Financial Information

U.S. Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, LPS reports several non-GAAP measures, including “EBITDA” (GAAP operating income plus depreciation and amortization); “EBITDA, as adjusted” (EBITDA adjusted for the impact of certain non-recurring adjustments, if applicable); “adjusted operating income” (GAAP operating income adjusted for the impact of certain non-recurring adjustments, if applicable); “adjusted net earnings” (GAAP net earnings adjusted for the impact of certain non-recurring adjustments, if applicable, plus the after-tax purchase price amortization of intangible assets added through acquisitions); “adjusted net earnings per diluted share” or “adjusted EPS per diluted share” (adjusted net earnings divided by diluted weighted average shares); and “adjusted free cash flow” (net cash provided by operating activities less additions to property, equipment and computer software, as well as non-recurring adjustments, if applicable). LPS provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring and other charges, and to better understand our financial performance, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. A reconciliation of these non-GAAP measures to related GAAP measures is included in the attachments to this release.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical facts, including statements about our beliefs and expectations. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the ability to consummate the proposed transaction with Fidelity National Financial, Inc. (“FNF”); the ability to obtain requisite regulatory and stockholder approval and the satisfaction of other conditions to the consummation of the proposed transaction with FNF; the ability of FNF to successfully integrate LPS’ operations and employees and realize anticipated synergies and cost savings; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; FNF and LPS are subject to intense competition and increased competition is expected in the future; LPS’ ability to adapt its services to changes in technology or the marketplace; the impact of changes in the level of real estate activity (including, among others, loan originations, and refinancings in particular, and foreclosures) on demand for certain of LPS’ services; LPS’ ability to maintain and grow its relationship with its customers; the effects of LPS’ substantial leverage on its ability to make acquisitions and invest in its business; the level of scrutiny being placed on participants in the foreclosure business; risks associated with federal and state enforcement proceedings, inquiries and examinations currently underway or that may be commenced in the future with respect to LPS’ default management operations, and with civil litigation relating to these matters; changes to the laws, rules and regulations that regulate LPS’ businesses as a result of the current economic and financial environment; changes in general economic, business and political conditions, including changes in the financial markets; the impact of any potential defects, development delays, installation difficulties or system failures on LPS’ business and reputation; and risks associated with protecting information security and privacy. Additional information concerning these and other factors can be found in LPS’ filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. LPS assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and LPS undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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